                                                                   Exhibit 17(d)

                       BARR ROSENBERG VARIABLE INSURANCE TRUST


                        BARR ROSENBERG VIT MARKET NEUTRAL FUND


                                  3435 STELZER ROAD
                                 COLUMBUS, OHIO 43219
                                    1-925-254-6464

                                      MAY 1, 2000

     The Barr Rosenberg VIT Market Neutral Fund seeks to increase the value of your investment in bull markets and in bear markets through strategies designed to maintain limited net exposure to stock market risk. The Fund's investment adviser is AXA Rosenberg Investment Management LLC. We are offering shares of the Fund exclusively for sale to insurance company separate accounts.


     THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

                                  TABLE OF CONTENTS

                                                                            Page
                                                                            ----
RISK/RETURN SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

PRINCIPAL INVESTMENT STRATEGIES. . . . . . . . . . . . . . . . . . . . . .    4

PRINCIPAL RISKS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

PERFORMANCE INFORMATION FROM THE ADVISER'S OTHER
MARKET NEUTRAL ACCOUNTS. . . . . . . . . . . . . . . . . . . . . . . . . .    8

THE ADVISER'S GENERAL INVESTMENT PHILOSOPHY. . . . . . . . . . . . . . . .   10

FUND MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

HOW THE FUND PRICES ITS SHARES . . . . . . . . . . . . . . . . . . . . . .   16

PURCHASING FUND SHARES . . . . . . . . . . . . . . . . . . . . . . . . . .   17

REDEEMING FUND SHARES. . . . . . . . . . . . . . . . . . . . . . . . . . .   17

DISTRIBUTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

DESCRIPTION OF THE TRUST AND OWNERSHIP OF SHARES . . . . . . . . . . . . .   19

                                 RISK/RETURN SUMMARY


INVESTMENT OBJECTIVE

     The Fund seeks to increase the value of your investment in bull markets and in bear markets through strategies designed to maintain limited net exposure to stock market risk.

SUMMARY OF PRINCIPAL INVESTMENT STRATEGIES


     The Fund seeks to achieve its investment objective by buying stocks that its investment adviser believes are undervalued and by "selling short" stocks that its investment adviser believes are overvalued. The Fund invests only in stocks that are principally traded in the markets of the United States.


     By buying and selling short different stocks, the Fund attempts to limit the effect on its performance of general U.S. stock market movements. Because the Fund uses long and short positions in this way, the Fund expects that its shares will increase in value if its long portfolio outperforms its short portfolio. By contrast, the Fund expects that its shares will decline in value if its short portfolio outperforms its long portfolio.


SUMMARY OF PRINCIPAL RISKS


     As with any stock mutual fund, you may lose money if you invest in the Fund. The principal risks that could adversely affect the value of the Fund's shares and cause you to lose money on your investment include:


- MANAGEMENT RISK. Although the Fund's investment strategy seeks to limit the risk associated with investing in the equity market, an investment in the Fund will be subject to various risks, including the risk of poor stock selection by the investment adviser. Because the investment adviser could make poor investment decisions about both the long and the short positions of the Fund, the Fund's potential losses exceed those of conventional stock mutual funds that hold only long portfolios.


- PORTFOLIO RISK. Although the Fund seeks to have approximately equal dollar amounts invested in long and short positions, there is a risk that the Fund's investment adviser will fail to construct a portfolio of long and short positions that has limited exposure to general U.S. stock market movements, capitalization or other risk factors.


- RISK OF SHORT SALES. This is the risk that the Fund will incur a loss by buying a stock at a higher price than the price at which the Fund previously sold the security short.

PERFORMANCE INFORMATION


     The Fund does not have performance information for a full calendar year because it commenced operations on July 1, 1999.



                           PRINCIPAL INVESTMENT STRATEGIES


     The investment objective of the Fund is to seek to increase the value of your shares while maintaining limited net exposure to general equity market risk. The Fund seeks a total return greater than the return on 3-month U.S. Treasury Bills. The Fund attempts to achieve its objective by taking long positions in stocks principally traded in the markets of the United States that the Fund's investment adviser, AXA Rosenberg Investment Management LLC (the "Adviser"), has identified as undervalued and short positions in such stocks that the Adviser has identified as overvalued. By taking long and short positions in different stocks, the Fund attempts to limit the effect of general stock market movements on the Fund's performance. It is expected that the Fund can achieve a positive return if the Fund's long portfolio outperforms its short portfolio. Conversely, it is expected that the Fund will incur losses if the Fund's long portfolio underperforms its short portfolio. The Adviser will determine the size of each long or short position by analyzing the tradeoff between the attractiveness of each position and its impact on the risk characteristics of the overall portfolio.


     The Fund seeks to construct a diversified portfolio that has limited net exposure to the U.S. equity market generally and to specific industries, specific capitalization ranges and other risk factors. It is currently expected that the long and short positions of the Fund will be invested primarily in small capitalization stocks and smaller mid-capitalization stocks. For purposes of the preceding sentence, the 200 stocks principally traded in the markets of the United States with the largest market capitalizations are considered large capitalization stocks, the next 800 largest stocks are considered mid-capitalization stocks and all other stocks are considered small capitalization stocks. Stocks of companies with relatively small market capitalizations tend to be less liquid and more volatile than stocks of companies with relatively large market capitalizations.


     The Adviser uses the return that an investor could achieve through an investment in 3-month U.S. Treasury Bills as a benchmark against which to measure the Fund's performance. The Adviser attempts to achieve returns for the Fund's shareholders that exceed the benchmark. An investment in the Fund is different from an investment in 3-month U.S. Treasury Bills because, among other things, Treasury Bills are backed by the full faith and credit of the U.S. Government, Treasury Bills have a fixed rate of return, investors in Treasury Bills do not risk losing their investment, and an investment in the Fund is more volatile than an investment in Treasury Bills.


     To meet margin requirements related to short sales or redemption requests, or for investment purposes, the Fund may also temporarily hold a portion of its assets in full faith and credit obligations of the United States government (e.g., U.S. Treasury Bills) and in short-term notes, commercial paper or other money market instruments of high quality (i.e., rated at least "A-2" or "AA" by Standard & Poor's ("S&P") or Prime 2 or "Aa" by Moody's Investors

Service, Inc. ("Moody's")) issued by companies having an outstanding debt issue rated at least "AA" by S&P or at least "Aa" by Moody's, or determined by the Adviser to be of comparable quality to any of the foregoing.


     The Fund's long and short positions may involve without limit equity securities of foreign issuers that are principally traded in the markets of the United States. See "Principal Risks - Special Risks of Foreign Investments." The Fund will not invest in equity securities that are principally traded outside of the United States.


                                   PRINCIPAL RISKS


INVESTMENT RISKS


     The value of Fund shares may increase or decrease depending on external conditions affecting the Fund's portfolio. These conditions depend upon market, economic, political, regulatory and other factors. Investment in shares of the Fund is more volatile and risky than some other forms of investment. Also, the Fund's long positions may decline in value at the same time that the market value of securities sold short increases, thereby increasing the magnitude of the loss that you may suffer on your investment as compared to other stock mutual funds.


     Although the Fund's investment strategy seeks to minimize the risk associated with investing in the equity market, an investment in the Fund will be subject to various risks, including the risk of poor stock selection by the Adviser. The Adviser may fail to purchase and sell short different stocks such that the long positions outperform the short positions. Also, the Adviser may fail to construct a portfolio that has limited exposure to general equity market risk or that has limited exposure to specific industries, specific capitalization ranges and certain other risk factors.


     An investment in the Fund is different from an investment in 3-month U.S. Treasury Bills because, among other differences, Treasury Bills are backed by the full faith and credit of the U.S. Government, Treasury Bills have a fixed rate of return, investors in Treasury Bills do not risk losing their investment, and an investment in the Fund is more volatile than an investment in Treasury Bills.


RISKS OF SHORT SALES


     When the Adviser believes that a security is overvalued, it may sell the security short by borrowing it from a third party and selling it at the then current market price. The Fund will incur a loss if the price of the borrowed security increases between when the Fund sells it and when the Fund replaces it. The Fund may gain if the price of the borrowed security decreases during that period of time. The Fund cannot guarantee that it will be able to replace a security at any particular time or at an acceptable price.

     During the time the Fund is short a security, it is always subject to the risk that the security's lender will terminate the loan at a time when the Fund is unable to borrow the same security from another lender. If this happens, the Fund must buy the replacement share immediately at its then market value or "buy in" by paying the lender an amount equal to the price required to purchase the security to close out the short position. The Fund's gain on a short sale is limited by the price at which it sold the borrowed security. By contrast, its loss on a short sale is limited only by the maximum attainable price of the security less the price at which it was sold.


     Short sales also involve other costs. The Fund must repay to the lender any dividends or interest that accrue while it is holding a security sold short. To borrow the security, the Fund also may be required to pay a premium. The Fund also will incur transaction costs in effecting short sales. The amount of any ultimate gain for the Fund resulting from a short sale will be decreased, and the amount of any ultimate loss for the Fund will be increased, by the amount of premiums, dividends, interest or expenses the Fund may be required to pay in connection with a short sale.


     Until the Fund replaces a borrowed security, it will maintain daily a segregated account with its Custodian containing cash, U.S. Government securities, or other liquid securities. The amount deposited in the segregated account plus any amount deposited as collateral with a broker or other custodian will at least equal the current market value of the security sold short. Depending on the arrangements made with such broker or custodian, the Fund might not receive any payments (including interest) on collateral deposited with the broker or custodian. The Fund will not make a short sale if after giving effect to the sale the market value of all securities sold short would exceed 100% of the value of the Fund's net assets.


SPECIAL RISKS OF FOREIGN INVESTMENTS


     Although it invests only in securities principally traded in U.S. markets, the Fund may invest in stocks of foreign companies that trade on U.S. markets. Investments in securities of foreign issuers involve certain risks that generally do not apply to investments in securities of U.S. issuers. These include risks of adverse changes in foreign economic, political, regulatory and other conditions, changes in currency exchange rates or exchange control regulations (including currency blockage). A foreign government may expropriate or nationalize invested assets, or impose withholding taxes on dividend or interest payments. The Fund may be unable to obtain and enforce judgments against foreign entities. Furthermore, issuers of foreign securities are subject to different, and often less comprehensive, accounting, reporting and disclosure requirements than domestic issuers. In certain countries, legal remedies available to investors may be more limited than those available with respect to investments in the United States or other countries. The securities of some foreign companies may be less liquid and at times more volatile than securities of comparable U.S. companies.

RISKS OF REPURCHASE AGREEMENTS


     The Fund may enter into repurchase agreements, by which the Fund will purchase a security and obtain a simultaneous commitment from the seller to repurchase the security from the Fund at an agreed-upon price and date (usually seven days or less from the date of original purchase). The resale price will exceed the purchase price and reflect an agreed-upon market rate which is unrelated to the coupon rate of the purchased security. Entering into repurchase agreements allows the Fund to earn a return on temporarily available cash. Although the underlying security may be a bill, certificate of indebtedness, note or bond issued by an agency, authority or instrumentality of the U.S. Government, the obligation of the seller is not guaranteed by the U.S. Government. There is a risk, therefore, that the seller will fail to honor its repurchase obligation. If this happened, the Fund would try to exercise its legal rights, including possibly its right to sell the underlying security in the market. However, the Fund may be subject to various delays and risks of loss, including possible declines in the value of the underlying security, inability to enforce its rights, and enforcement-related expenses.


RISKS OF LENDING PORTFOLIO SECURITIES


     The Fund may lend its portfolio securities to broker-dealers. These loans will be secured by cash or U.S. Government securities at all times equal to or greater than the market value of the securities loaned. When the collateral is cash, the Fund may invest the cash collateral in interest bearing, short-term securities. When the collateral is U.S. Government securities, the Fund usually receives a fee from the borrower. The borrower pays to the Fund any dividends or interest received on the securities loaned.


     Any voting rights or rights to consent with respect to the loaned securities pass to the borrower. The Fund retains the right, however, to require the return of the borrowed securities at any time on reasonable notice. The Fund will exercise that right in order to regain its ability to vote on or consent to any matters which materially affect the investment. The Fund may also require the return of the borrowed securities in order to sell them. The risks in lending portfolio securities include possible delay in recovery of the securities or possible loss of rights in the collateral should the borrower fail financially. However, such loans will be made only to broker-dealers that the Adviser believes to be of relatively high credit standing.


RISKS OF ILLIQUID SECURITIES


     The Fund may purchase "illiquid securities," so long as no more than 15% of the Fund's net assets would be invested in such securities after giving effect to a purchase. These are securities which cannot be sold or disposed of in the ordinary course of business within seven days at approximately the price at
which the Fund has valued them.   Because there is no consistent market demand
for illiquid securities, investment in illiquid securities carries the risk that the Fund may be forced to sell them at a discount from the last offer price.

PORTFOLIO TURNOVER


     Portfolio turnover related considerations will not limit or constrain the Adviser's investment decisions. The rate of the Fund's portfolio turnover may vary significantly from time to time depending on the volatility of economic and market conditions. Although the rate of portfolio turnover is difficult to predict, under normal circumstances the annual turnover rate of the Fund's portfolio should not exceed 150%. It is, however, impossible to predict portfolio turnover in future years. High portfolio turnover involves correspondingly greater brokerage commissions, dealer markup and other
transaction costs for the Fund.   Such costs will reduce the Fund's return.


RISK OF YEAR 2000 PROBLEMS


     Many services provided to the Fund depend on the smooth functioning of computer systems. Many systems in use today cannot distinguish between the year 1900 and the year 2000. Any failure of the service systems to process information properly could have an adverse impact on the Fund's operations and the services it provides to shareholders. The Adviser, Transfer Agent, Custodian, Administrator and certain other service providers to the Fund have reported that each is working toward minimizing the risks associated with the so-called "year 2000 problem." However, the Fund and the Adviser cannot be certain that they can correct the problem in all respects and that such problems will not adversely affect the Fund's operations and the services it provides to shareholders.


              PERFORMANCE INFORMATION FROM THE ADVISER'S OTHER MARKET
                                  NEUTRAL ACCOUNTS


     AXA Rosenberg Investment Management LLC also serves as adviser to other accounts (the "Market Neutral Accounts") that have investment objectives, policies and strategies that are substantially similar to those of the Fund. THE INFORMATION BELOW SHOULD NOT BE CONSIDERED A PREDICTION OF THE FUTURE PERFORMANCE OF THE FUND. The performance of the Fund may be higher or lower than the performance of the Market Neutral Accounts. The performance information shown below is based on a composite of all of the accounts of the Adviser and its predecessor with substantially similar investment objectives, policies and strategies as the Fund and has been adjusted to give effect to the estimated annualized expenses (without giving effect to any expense waivers or reimbursements) of the Fund during its first fiscal year. All but one of the Market Neutral Accounts were not registered under the Investment Company Act of 1940 (the "1940 Act") and therefore were not subject to certain investment restrictions imposed by the 1940 Act. If those Market Neutral Accounts had been registered under the 1940 Act, their performance and the composite performance might have been adversely affected. In addition, all but one of the Market Neutral Accounts were not subject to Subchapter M of the Internal Revenue Code. If those Market Neutral Accounts had been subject to Subchapter M, their performance might have been adversely affected. In addition, separate account fees and charges will be charged by the insurance company to investor accounts. These fees and charges would have adversely affected an investor's return on the Market Neutral Accounts.

     The following table compares the average annual total return for a composite of the Market Neutral Accounts with the average annual total return on 3-month U.S. Treasury bills. The table shows the returns for the one-year, three-year, five-year and since-inception periods ending December 31, 1998.


                           ONE-YEAR PERIOD        THREE-YEAR PERIOD      FIVE-YEAR PERIOD            PERIOD FROM
                               ENDING                  ENDING                 ENDING             FEBRUARY 28, 1989 TO
                          DECEMBER 31, 1998       DECEMBER 31, 1998     DECEMBER 31, 1998         DECEMBER 31, 1998
                          -----------------       -----------------     -----------------         -----------------
 Market Neutral
   Accounts. . . . . . .              2.59%                  14.21%                11.70%                        7.55%
 3-month U.S.
   Treasury Bills. . . .              4.96%                   5.10%                 5.02%                        5.31%


     An investment in the Fund is different from an investment in 3-month U.S. Treasury Bills because, among other things, Treasury Bills are backed by the full faith and credit of the U.S. Government, Treasury Bills have a fixed rate of return, investors in Treasury Bills do not bear the risk of losing their investment, and an investment in the Fund is more volatile than an investment in Treasury Bills.


     The Adviser will reduce its management fee and bear certain expenses until further notice to limit the Fund's total annual operating expenses (exclusive of nonrecurring account fees, extraordinary expenses and dividends and interest paid on securities sold short) to 2.00% of the Fund's average daily net assets. If this limitation were used in calculating the average annual total return of the composite of the Adviser's other market neutral accounts, the returns would have been 2.80%, 14.44%, 11.92% and 7.76% for the one-year, three-year, five-year and since-inception periods ending December 31, 1998.


     There have been three modifications to the Adviser's market neutral strategy since its inception in 1989. First, the Adviser's predecessor incorporated its Earnings Change Model and Investor Sentiment Model into its market neutral strategy in October 1992 and April 1993. The second change to the Adviser's market neutral strategy occurred in July 1995, when the Adviser's predecessor focused its strategy on medium and smaller capitalization companies. See "Principal Investment Strategies." Prior to such date, the Adviser's predecessor had applied its market neutral strategy to companies across the capitalization spectrum (i.e., large, medium and small capitalization companies). Since the inception of the market neutral strategy, however, the Adviser and its predecessor have maintained long and short positions of approximately the same dollar amount within a given capitalization sector. The Fund reserves the freedom to invest in stocks of companies of any capitalization to meet risk/return objectives and liquidity needs. The third enhancement to the Adviser's market neutral strategy occurred in approximately October 1998, when the Adviser's predecessor combined the Earnings Change Model and the Investor Sentiment Model into the Near-Term Prospects Model. See "The Adviser's General Investment Philosophy
- Stock Selection." Despite the three enhancements to the Adviser's market neutral strategy since 1989, the Fund will have investment objectives, policies and strategies substantially similar to those of the Market Neutral Accounts.

                     THE ADVISER'S GENERAL INVESTMENT PHILOSOPHY


INVESTMENT PHILOSOPHY


     The Adviser is a value investor. The Adviser believes that often the market price of a company's stock imperfectly reflects the company's fundamental value, that is, the actual present value of the company's expected future earnings. The market at times values some stocks above and others below their fundamental values. The Adviser believes that in time the market prices will move toward the fundamental values as investors gain more information about the inaccurately valued companies. Therefore, the Adviser believes that if the Adviser can correctly determine fundamental values before the market corrects for mispricing and apply a disciplined investment process to select those stocks that are undervalued (in the case of purchases) and overvalued (in the case of short sales), the Fund will outperform the benchmark over time.


     The premise of the Adviser's investment philosophy is that the price of a company's stock reflects the market's assessment of how well the company is positioned to generate future earnings and/or future cash flow. The Adviser identifies and purchases those stocks which are undervalued (i.e., they are currently cheaper than similar stocks with the same characteristics) and engages in short sales with respect to those stocks that are overvalued (i.e., they are currently more expensive than similar stocks with the same characteristics). The Adviser believes that the market will recognize the "better value" and that the mispricing will be corrected as the stocks in the Fund's portfolio are purchased or sold by other investors.


     In determining whether or not a stock is attractive, the Adviser considers the company's current estimated fundamental value as determined by the Adviser's proprietary Appraisal Model and Near-Term Prospects Model. The Adviser identifies and causes the Fund to purchase an undervalued stock and to hold it in the Fund's portfolio until the market recognizes and corrects for the misvaluation. Conversely, the Adviser identifies and causes the Fund to sell short an overvalued stock.


DECISION PROCESS


     The Adviser's decision process operates through on-going research and portfolio management. The Adviser continually researches and analyzes the more than 12,000 securities in the global universe, both fundamentally and technically, and determines the risk characteristics of the benchmark. The Adviser optimizes each portfolio's composition, executes trades, and monitors performance and trading costs.


     The essence of the Adviser's approach is attention to important aspects of the investment process. Typically, this involves attention to the following considerations: (1) accurate and timely data on a large universe of companies;
(2) subtle methods through which to describe value and predict changes in value; and (3) insightful definitions of similar businesses. The Adviser collects, checks and structures the input data on which its investment models rely. The Adviser believes that if the data is correct, the recommendations made by the system will be sound.


STOCK SELECTION


     The Adviser's stock selection process begins with two analytical devices: the Appraisal Model and the Near-Term Prospects Model. The Appraisal Model analyzes a company's fundamental value as compared with other similar businesses. The Near-Term Prospects Model attempts to assess a company's potential for short-term earnings growth.


     The Adviser's Appraisal Model forms the heart of the fundamental valuation process. Through the Model, the Adviser analyzes companies in the United States and Canada in a single, unified model. The Appraisal Model discriminates where the two markets are substantially different and yet compares companies in the two markets according to their degrees of similarity. To maximize its basis for comparative valuation, the Adviser analyzes European and Asian companies (other than Japanese companies) in a nearly global model, including the United States and Canada but not Japan. Japanese companies are analyzed in an independent national model. To ensure meaningful comparisons, the Appraisal Model makes adjustments for the various accounting standards which apply in different markets.


          To determine the relative value of a stock, the Adviser compares similar companies. The Adviser believes that, in any group of similar companies, there are some that are overvalued, some that are undervalued, and some that are correctly valued by the market. The Adviser identifies the market's valuation errors by thoroughly analyzing fundamental company data. After identifying the valuation errors, the Adviser exploits both under- and overvaluations through purchases and short sales, respectively.


     The Appraisal Model classifies companies into one or more of 166 groups of "similar" businesses. The Model breaks down each company into its individual business segments and compares each segment with similar segments of other companies doing business in the same geographical market. In most cases, the comparison also includes companies with similar segments in different markets. The Adviser uses available data to appraise the company's assets, operating earnings and sales within each business segment. The Adviser then integrates the segment appraisals into balance sheet, income statement and sales valuation models for the total company. In doing so, it adjusts the segment appraisals to include appraisals for variables which apply only to the total company, such as taxes, capital structure, and pension funding. The result is a single valuation for each of the companies followed.


     The Adviser's Near-Term Prospects model attempts to predict the earnings growth of companies over a one-year period. It examines measures of company profitability and investor sentiment towards a company such as broker recommendations, analyst earnings estimates and the company's prior market performance. The Adviser combines the results of this Model with the results of the Appraisal Model to measure the attractiveness of a stock for purchase or sale.

OPTIMIZATION


     The Adviser's portfolio optimization system attempts to construct a Fund portfolio that will outperform the Fund's benchmark, while maintaining portfolio risk characteristics similar to those of the benchmark. The optimizer simultaneously considers both the results of the Adviser's stock selection models and the applicable risk in determining the benefit to a portfolio of a particular transaction. No transaction will be executed unless the opportunity offered by a purchase or sale candidate sufficiently exceeds the potential of an existing holding to justify the transaction costs.


TRADING


     The Adviser's trading system aggregates the transactions which the stock selection models have recommended for the Fund. It then determines whether the Fund should follow each recommendation in light of the particular stock's liquidity, the expected transaction costs, and general market conditions. It then relays target price information to a trader for each stock considered for purchase or sale. Trades are executed through any one of four trading strategies: traditional brokerage, networks, accommodation, and package or "basket" trades.


     The network arrangements the Adviser has developed with Instinet Matching System (IMS), Portfolio System for Institutional Trading (POSIT), the Arizona Stock Exchange (AZX), and Optimark Trading System (OPTIMARK) allow the Fund to trade large volumes of stock at one time with little or no price disturbance and low commission rates.


     Accommodative trading, also known as the Adviser's "match system," allows institutional buyers and sellers of stock to present electronically lists of stocks that interest them to the Adviser each morning. Any matches between the interest lists and the Adviser's own recommended trades are signaled to the Adviser's traders. Because the broker is doing agency business and has a client on the other side of the trade, the Adviser expects that the other side will be accommodative in the price. The Adviser's objective in using this match system is to execute most trades on the Adviser's side of the bid/ask spread so as to minimize market impact.


     Package trades allow the Adviser to trade large lists of orders simultaneously using state-of-the-art tools such as the Instinet Real-Time System, Instinet Order Matching System and Lattice Trading System. Those tools provide order entry, negotiation and execution capabilities, either directly to other institutions or electronically to the floor of the exchange. The advantages of using such systems include increased speed of execution, low commissions, anonymity and very low market impact.


     The Adviser continuously monitors trading costs to determine the impact of commissions and price disturbances on the Fund's portfolio.

                                  FUND MANAGEMENT


     The Fund's trustees oversee the general conduct of the Fund's business.


INVESTMENT ADVISER


     As of January 1, 1999, AXA Rosenberg Investment Management LLC (the "Adviser") has succeeded Rosenberg Institutional Equity Management ("RIEM") as the Trust's investment adviser. The Adviser is responsible for making investment decisions for the Fund and managing the Fund's other affairs and business, subject to the supervision of the Board of Trustees. The Adviser provides investment advisory services to a number of institutional investors and several mutual funds. As with the Adviser's predecessor RIEM in the past, the Fund will pay the Adviser a management fee for these services equal to 1.90% of its average daily net assets on a quarterly basis. The Adviser will reduce its management fee and bear certain expenses until further notice to limit the Fund's total annual operating expenses (exclusive of nonrecurring account fees, extraordinary expenses and dividends and interest paid on securities sold short) to 2.00% of the Fund's average daily net assets.


PORTFOLIO MANAGER


     Management of the Fund's portfolio is overseen by the Adviser's executive officers who are responsible for the design and maintenance of the Adviser's portfolio system, and by a portfolio manager who is responsible for research and monitoring the Fund's characteristic performance against the benchmark and for monitoring cash balances. Barr Rosenberg, the Director of Research of the Adviser and the Chairman of AXA Rosenberg Group LLC, the parent of the Adviser, Kenneth Reid, the Chief Executive Officer of the Adviser, and F. William Jump, Jr., the portfolio manager, are responsible for the day-to-day management of the Fund's portfolio. Dr. Rosenberg and Dr. Reid both have been employed by the Adviser or its predecessor since 1985. Mr. Jump has had numerous responsibilities including trading, applications programming, new product development and portfolio engineering since he joined the Adviser's predecessor in 1990. He received a B.A. from Swarthmore College in 1977 and a M.B.A. from the Wharton School, University of Pennsylvania in 1983.


EXECUTIVE OFFICERS


     The biography of each of the executive officers of the Adviser is set forth below. Kenneth Reid is also a Trustee of the Trust.


     BARR ROSENBERG. Dr. Rosenberg is the Director of Research of the Adviser, Chairman of AXA Rosenberg Group LLC, the parent of the Adviser, and Managing Director of Barr Rosenberg Research Center LLC. As such, he has ultimate responsibility for the Adviser's securities valuation and portfolio optimization systems used to manage the Fund and for the implementation of the decisions developed therein. His area of special concentration is the design of the Adviser's proprietary securities valuation model.

     Dr. Rosenberg earned a B.A. degree from the University of California, Berkeley, in 1963. He earned an M.Sc. from the London School of Economics in 1965, and a Ph.D. from Harvard University, Cambridge, Massachusetts, in 1968. From 1968 until 1983, Dr. Rosenberg was a Professor of Finance, Econometrics, and Economics at the School of Business Administration at the University of California, Berkeley. Concurrently, from 1968 until 1974, Dr. Rosenberg worked as a consultant in applied decision theory in finance, banking and medicine. In 1975, he founded Barr Rosenberg Associates, a financial consulting firm (now known as BARRA) where he was a managing partner, and later chief scientist until his departure in 1986. Dr. Rosenberg, the founder of the Berkeley Program in Finance, has experience in the modeling of complex processes with substantial elements of risk. From 1985 to 1998, he was the founder and Managing General Partner of Rosenberg Institutional Equity Management, the predecessor company to the Adviser.


     KENNETH REID. Dr. Reid is the Chief Executive Officer of the Adviser. His work is focused on the design and estimation of the Adviser's valuation models and he has primary responsibility for analyzing the empirical evidence that validates and supports the day-to-day recommendations of the Adviser's securities valuation models. Patterns of short-term price behavior discussed by Dr. Reid as part of his Ph.D. dissertation have been refined and incorporated into the Adviser's proprietary valuation and trading systems.


     Dr. Reid earned both a B.A. degree (1973) and an M.D.S. (1975) from Georgia State University, Atlanta. In 1982, he earned a Ph.D. from the University of California, Berkeley, where he was awarded the American Bankers Association Fellowship. From 1981 until June 1986, Dr. Reid worked as a consultant at BARRA in Berkeley, California. His responsibilities included estimating multiple-factor risk models, designing and evaluating active management strategies, and serving as an internal consultant on econometric matters in finance. From 1986 to 1998, Dr. Reid was a general partner of Rosenberg Institutional Equity Management.


     WILLIAM RICKS. Dr. Ricks is the Chief Investment Officer of the Adviser. His primary responsibilities are the various aspects of the investment process: trading, operations, portfolio engineering, and portfolio construction. He is responsible for the implementation of the investment strategies that are designed by the Research Center.


     Dr. Ricks earned a B.S. from the University of New Orleans, Louisiana and a Ph.D. from the University of California, Berkeley in 1980. He worked as a senior accountant for Ernst & Ernst in New Orleans from 1974 to 1976. He was a financial and managerial accounting instructor at the University of California, Berkeley from 1978 to 1979, after which he was an associate professor of finance and accounting at Duke University until 1989. From 1989 to 1998, he was a research associate, a portfolio engineer and the Director of Accounting Research at Rosenberg Institutional Equity Management.

INDEPENDENT TRUSTEES


     William F. Sharpe, Nils H. Hakansson and Dwight M. Jaffee are the Trustees of the Trust who are not "interested persons" (as defined in the 1940 Act) of the Trust or the Adviser.


     Dr. Sharpe is the STANCO 25 Professor of Finance at Stanford University's Graduate School of Business. He is best known as one of the developers of the Capital Asset Pricing Model, including the beta and alpha concepts used in risk analysis and performance measurement. He developed the widely-used binomial method for the valuation of options and other contingent claims. He also developed the computer algorithm used in many asset allocation procedures.
Dr. Sharpe has published articles in a number of professional journals. He has also written six books, including PORTFOLIO THEORY AND CAPITAL MARKETS, (McGraw-Hill, 1970), ASSET ALLOCATION TOOLS, (Scientific Press, 1987), FUNDAMENTALS OF INVESTMENTS (with Gordon J. Alexander and Jeffery Bailey, Prentice-Hall, 1993) and INVESTMENTS (with Gordon J. Alexander and Jeffery Bailey, Prentice-Hall, 1995). Dr. Sharpe is a past President of the American Finance Association. He is currently Chairman of Financial Engines Incorporated, an electronic investment advice company. He has also served as consultant to a number of corporations and investment organizations. He is also a member of the Board of Trustees of Smith Breeden Trust, an investment company, and a director at CATS Software and Stanford Management Company. He received the Nobel Prize in Economic Sciences in 1990.


     Professor Hakansson is the Sylvan C. Coleman Professor of Finance and Accounting at the Haas School of Business, University of California, Berkeley. He is a former member of the faculty at UCLA as well as at Yale University. At Berkeley, he served as Director of the Berkeley Program in Finance (1988-1991) and as Director of the Professional Accounting Program (1985-1988). Professor Hakansson is a Certified Public Accountant and spent three years with Arthur Young & Company prior to receiving his Ph.D. from UCLA in 1966. He has twice been a Visiting Scholar at Bell Laboratories in New Jersey and was, in 1975, the Hoover Fellow at the University of New South Wales in Sydney and, in 1982, the Chevron Fellow at Simon Fraser University in British Columbia. In 1984, Professor Hakansson was a Special Visiting Professor at the Stockholm School of Economics, where he was also awarded an honorary doctorate in economics. He is a past president of the Western Finance Association (1983-1984). Professor Hakansson has published a number of articles in academic journals and in professional volumes. Many of his papers address various aspects of asset allocation procedures as well as topics in securities innovation, information economics and financial reporting. He has served on the editorial boards of several professional journals and been a consultant to the RAND Corporation and a number of investment organizations. Professor Hakansson is a member of the board of two foundations and a past board member of SuperShare Service Corporation and of Theatrix Interactive, Inc. He is also a Fellow of the Accounting Researchers International Association and a member of the Financial Economists Roundtable.


     Professor Jaffee is the Willis H. Booth Professor of Banking and Finance at the Haas School of Business, University of California, Berkeley. He was previously a Professor of Economics at Princeton University for many years, where he served as the Vice Chairman of the faculty. At Berkeley, he serves on a continuing basis as the Co-chairman of the Fisher Center for

Real Estate and Urban Economics and as the Director of the UC Berkeley-St. Petersburg University (Russia) School of Management Program. He has been a Visiting Professor at many Universities around the world, most recently at the University of Aix/Marseille in France and at the European University in Florence Italy. Professor Jaffee has authored 5 books and numerous articles in academic and professional journals. His research has focused on 3 key financial markets: business lending, real estate finance, and catastrophe insurance. His current research is focused on methods for securitizing real estate finance and catastrophe insurance risks, and on the impact of international trade on the U.S. computer industry. He has served on the editorial boards of numerous academic journals, and has been a consultant to a number of U.S. government agencies and to the World Bank. In the past, Professor Jaffee has been a member of the Board of Directors of various financial institutions, including the Federal Home Loan Bank of New York. He is currently a Visiting Scholar at the Federal Reserve Bank of San Francisco.


                            HOW THE FUND PRICES ITS SHARES


     The price of the Fund's shares is based on its net asset value as next determined after receipt of a purchase order. See "Determination of Net Asset Value."


     For purposes of calculating the purchase price of Fund shares, if it does not reject a purchase order, the Trust considers an order received on the day that it receives a check or money order on or before 4:00 p.m., New York Time. If the Trust receives the payment after the deadline, it will base the purchase price of Fund shares on the next determination of net asset value of Fund shares.


     The Trust reserves the right, in its sole discretion, to suspend the offering of shares of the Fund or to reject purchase orders when the Adviser believes that suspension or rejection would be in the best interests of the Trust.


     Purchases of the Fund's shares may be made in full or in fractional shares of the Fund calculated to three decimal places. In the interest of economy and convenience, the Trust will not issue certificates for shares.


DETERMINATION OF NET ASSET VALUE


     The Trust will determine the Fund's net asset value per share once on each day on which the New York Stock Exchange is open. It will make the determination at 4:00 p.m., New York Time. The Fund expects that the days, other than weekend days, that the New York Stock Exchange will not be open are Good Friday, Memorial Day, Independence Day (observed), Labor Day, Thanksgiving Day, Christmas Day, New Year's Day, Martin Luther King, Jr. Day and Washington's Birthday. The Trust calculates the net asset value per share of the Fund by dividing the total market value of the Fund's assets, less any applicable liabilities, by the number of outstanding shares of the Fund.

     The Trust will value portfolio securities listed on an exchange for which market quotations are available at the last quoted sale price on each business day. The Trust will value any security for which there is no reported sale on a given day at the most recent quoted bid price (for long securities) or at the most recent quoted ask price (for securities sold short). A bid price is that price which a prospective buyer has offered and an ask price is that price which a prospective seller has demanded for a given security. A buyer or seller may "quote" a price even though the sale in question may not actually be consummated. The Trust will value any security which is listed on the NASDAQ National Market and which traded on a particular day at the closing price. The Trust will value any security which is listed on NASDAQ and which does not trade on a particular day at the most recent quoted bid price.


     The Trust takes price information on listed securities from the closing price on the exchange where the security is primarily traded. The Trust values unlisted securities for which market quotations are readily available at the most recent quoted bid price (for long securities) or at the most recent quoted ask price (for securities sold short). The Trust may value debt obligations with sixty days or less remaining until maturity at their amortized cost. Other assets and securities for which no quotations are readily available are valued at fair value as determined in good faith by the Trustees of the Trust or by persons acting at their direction.


                                PURCHASING FUND SHARES


     Only a separate account of an insurance company which participates in Fund investments may purchase shares of the Fund. You may buy shares of the Fund only through your policy or contract with a participating insurance company. You should read this prospectus in conjunction with the prospectus or other disclosure documents of the separate account of the specific insurance product which accompanies this prospectus. The minimum initial investment in the Fund is $1,000, and the minimum subsequent investment in the Fund is $500.


     In conformance with Rule 12b-1 under the 1940 Act, the Trust has adopted a written distribution and service plan. Pursuant to this plan, the Fund is authorized to pay certain fees for the sale and distribution of its shares and for services provided to its shareholders. No payments are currently being made under the plan. However, under the plan, the Fund could pay distribution and service fees at an annual rate not to exceed .25% of the Fund's average daily assets. Because these fees would be paid out of the Fund's assets, over time these fees would increase the cost of your investment and could cost more than paying other types of sales charges.


                                REDEEMING FUND SHARES


     As a shareholder in the Fund, you have the right to ask the Fund at any time to redeem your shares, that is, buy your shares back from you. The Trust will redeem shares at the net asset value next determined after a redemption request is received. See "How the Fund Prices Its

Shares - Determination of Net Asset Value" and the prospectus or other disclosure documents of the separate account of the specific insurance product that accompanies this prospectus. The value of shares redeemed may be more or less than the original cost of those shares, depending on the market value of the investment securities held by the Fund at the time of the redemption.


     The Fund reserves the right to redeem in kind. This means that, if the Adviser determines that it would not be in the best interests of the remaining shareholders of the Fund to make a redemption payment in cash, the Fund may pay the redemption price partly or entirely in readily marketable securities held by the Fund. We will value all securities used to redeem Fund shares in accordance with the Fund's procedures for valuation described under "How the Fund Prices Its Shares - Determination of Net Asset Value." The Adviser will select securities to use for redemption of Fund shares in light of the Fund's objective. Those selections generally will not reflect a PRO RATA distribution of each security held in the Fund's portfolio. Investors may incur brokerage charges on the sale of any securities received in payment of redemptions.


     The Trust may suspend the right of redemption and may postpone payment for more than seven days when any of the following occurs: (1) the New York Stock Exchange is closed for other than weekends or holidays (if the rules of the Securities and Exchange Commission permit), (2) trading on the Exchange is restricted, (3) an emergency makes it impracticable for the Fund to dispose of its securities or to determine fairly the value of its net assets, or (4) any other event for which the Securities and Exchange Commission permits delay for the protection of investors.


                                    DISTRIBUTIONS


     The Fund intends to distribute to its insurance company separate accounts as dividends substantially all of its net investment income (which comes from dividends, interest it receives from its investments, and net short-term capital gains). The Fund also intends to distribute substantially all of its net long-term capital gains, if any, after deducting any available capital loss carry-overs. The Fund will declare and pay distributions of its dividends and interest and distribute net short-term capital gains and net long-term gains all on an annual basis unless the Trustees determine that it should do so more frequently where permitted by applicable regulations.


SHAREHOLDER OPTIONS


     The Fund will pay all dividends and distributions in additional Fund shares at net asset value unless an election is made by a particular separate account to receive distributions in cash.


                                        TAXES


     The Fund intends to qualify each year as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and to meet all other requirements necessary to avoid precipitating federal income taxes on income and gains it distributes to insurance company separate accounts.


     Generally, owners of variable annuity and variable life contracts are not taxed currently on income or gains realized with respect to such contracts. However, some distributions from such contracts may be taxable at ordinary income tax rates. In addition, distributions made to an owner who is younger than 59 1/2 may be subject to a 10% penalty tax. Investors should ask their own tax advisers for more information on their own tax situations, including possible foreign, state or local taxes.


     In order for investors to receive the favorable tax treatment available to holders of variable annuity and variable life contracts, the separate accounts underlying such contracts, as well as the Portfolios in which such accounts invest, must meet certain diversification requirements. Each Portfolio intends to comply with these requirements. If a Portfolio does not meet such requirements, income allocable to the contracts would be taxable currently to the holders of such contracts.


     Fund investments in foreign securities may be subject to withholding taxes at the source on dividend or interest payments. In that case, the Fund's yield on those securities would be decreased.


     The above information constitutes a general summary of the federal income tax consequences of investing in the Fund. Please refer to the prospectus or other disclosure documents for your separate account and variable contract for information regarding the federal income tax treatment of variable contracts in general and of distributions to your separate account in particular. See "Income Dividends, Distributions and Tax Status" in the Fund's Statement of Additional Information for more information on taxes.


                   DESCRIPTION OF THE TRUST AND OWNERSHIP OF SHARES


     The Trust is designed to serve and presently intends to serve as a funding vehicle for insurance company separate accounts associated with variable annuity contracts and variable life insurance policies. This means that participating insurance companies will invest money from separate accounts of various annuity contracts and life insurance policies in the Fund to provide for future benefits. You should consult the prospectus or other disclosure documents issued by the relevant insurance company for more information about a separate account.


     All shares of the Fund have identical voting rights. Shares are freely transferable, are entitled to dividends as declared by the Trustees, and are entitled to receive the net assets of the Fund's portfolio upon liquidation.
The Trust does not generally hold annual meetings of shareholders and will do so only when required by law. Shareholders holding a majority of the outstanding shares may remove Trustees by votes cast in person or by proxy at a meeting of shareholders or by written consent.

     In the future, the Trust may offer shares of the Fund directly to qualified pension and profit-sharing plans.


     Although conflicts of interest could arise from the sale of Fund shares to variable annuity contract-owners and variable life insurance policy-owners of affiliated and unaffiliated insurance companies, the Trust currently does not foresee any related disadvantages to policy-owners and contract-owners. This is because the Trust offers its shares to separate accounts of various insurance companies only to serve as the investment medium for their variable products. Nevertheless, the Trustees intend to monitor events in order to identify any material irreconcilable conflicts of interest which may arise. Should such a conflict arise, the Trustees will determine what action, if any, should be taken in response. If such a conflict were to occur, one or more insurance companies' separate accounts might be required to withdraw their investments in the Fund. This might force the Fund to sell portfolio securities at disadvantageous prices.


     The Declaration of Trust provides for the perpetual existence of the Trust. The Trust may, however, be terminated at any time by vote of at least two-thirds of the outstanding shares of each series of the Trust.


     Under certain circumstances, shareholders could be held personally liable for the obligations of the Trust. However, the Trust believes that the chance of resulting financial loss for a shareholder is remote since that type of liability may arise only in very limited circumstances.

(Back cover)


     The Fund's statement of additional information ("SAI") dated May 1, 2000 contains additional information about the Fund. It is incorporated by reference into this prospectus, which means that it is part of this prospectus for legal purposes. Additional information about the Fund's investments is available in the Fund's annual and semi-annual reports to shareholders. You may obtain free copies of the SAI and the Fund's annual and semi-annual reports, request other information about the Fund, or make shareholder inquiries by writing to the Trust at the address below or by telephoning 1-800-447-3332.

     The SAI has been filed with the Commission. You may review and copy the Annual and Semi-Annual Reports and the SAI at the Public Reference Room of the Securities and Exchange Commission. You may obtain text-only copies, for a fee, by writing to the Public Reference Section of the Commission, Washington D.C. 20549-0102, or by calling 1-202-942-8090, or by electronic request via e-mail at the following address: publicinfo@sec.gov. You may obtain text-only copies for free from the Edgar database on the Commission's website at http://www.sec.gov.

ADDRESS CORRESPONDENCE TO:
Barr Rosenberg Variable Insurance Trust
P.O. Box 182495
Columbus, Ohio 43219-2495
1-800-447-3332


Shareholder Services
1-800-447-3332


Additional Information about the Adviser may be found on the World Wide Web at http://www.axarosenberg.com


ADVISER


AXA Rosenberg Investment Management LLC
Four Orinda Way, Building E
Orinda, CA 94563


ADMINISTRATOR, TRANSFER AND DIVIDEND PAYING AGENT


BISYS Fund Services Ohio, Inc.
3435 Stelzer Road
Columbus, OH 43219


CUSTODIAN OF ASSETS


Custodial Trust Company

101 Carnegie Center
Princeton, NJ 08540


INDEPENDENT ACCOUNTANTS


PricewaterhouseCoopers LLP
333 Market Street
San Francisco, CA 94105


LEGAL COUNSEL


Ropes & Gray
One International Place
Boston, MA 02110



Investment Company Act File No. 811-08759